UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2021

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Tower Place, 9th Floor

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2021, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed Arthur A. Torres as a Class III director of the Company. Senator Torres’ service on the Board commenced on September 15, 2021. The Board also appointed Senator Torres to the Nominating and Corporate Governance Committee of the Board.

Senator Arthur A. Torres (retired), age 74, is currently the Vice Chair of California Institute for Regenerative Medicine (CIRM), which has provided more than $2.7 billion in research funds to find cures for incurable diseases, and the Vice Chair of the One Legacy Foundation, the largest organ transplant foundation in the U.S. He is also currently one of five members of the board of Covered California, which oversees Obamacare in California. Senator Torres was elected as the Alumni Regent Designate for the University of California (UC) as of July 1, 2020 and became UC Alumni Regent and president of the UC Alumni Association on July 1, 2021. From May 2017 to May 2020, he served as a board member of the San Francisco Municipal Transportation Agency. Senator Torres served as a member and the President of the San Francisco Public Utilities Commission from 2010 to 2014. From 1996 to 2009, he served as the elected Chairman of the California Democratic Party. Senator Torres served in the California State Senate from 1982 to 1994 and in the California State Assembly from 1974 to 1982. He chaired the California Senate Insurance Committee and the California Senate Toxics Committee, where he wrote the Safe Drinking Water and Toxic Enforcement Act of 1986, passed by the California voters as Proposition 65. Senator Torres also served as the chair of the California Assembly Health Committee, where he overhauled the Medi-Cal system. He received a B.A. in Government from the University of California Santa Cruz in 1968 and a J.D. from the University of California Davis School of Law in 1971.

As a non-employee director, Senator Torres will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $40,000 for his service on the Board, paid on a quarterly basis (which Senator Torres can elect to take in the form of cash and/or shares of the Company’s common stock); an initial stock option to purchase shares of our common stock having a grant date fair value of $150,000, rounded to the nearest whole share, which option will vest on a monthly basis over three years; and an award of restricted stock units having a grant date fair value of $150,000, rounded to the nearest whole share, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of grant. In addition, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of our stockholders, as a non-employee director, Senator Torres will be automatically granted an option to purchase additional shares of our common stock having a grant date fair value of $100,000, rounded to the nearest whole share, and an award of restricted stock units having a grant date fair value of $100,000, rounded to the nearest whole share.

The Company also entered into an indemnification agreement with Senator Torres in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Senator Torres and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Senator Torres has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On September 15, 2021, the Company issued a press release announcing the appointment of Senator Torres to the Board. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 15, 2021

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2021	CAREDX, INC.

	By:	/s/ Ankur Dhingra
Ankur Dhingra
Chief Financial Officer